Exhibit 99.1

Medizone International Expands Board of Directors to Support Executing on the Launch of AsepticSure in Key Global Markets

New Medizone Board Member, Dwayne Montgomery, will play critical role in the company’s growth plans

Medizone International, Inc. (MZEI:OB MZEI:QB) (Kalamazoo, MI) announces the addition of Dwayne Montgomery to the Board of Directors.  Medizone makes this move in support of expanding the commercial experience of the team and accelerating the growth of the Company’s AsepticSure® hospital disinfection system.

“As Medizone International continues to move forward with our growth plans, it is important that we continue to build our team with talented commercial leaders to help the organization reach its potential in establishing the AsepticSure system as the new gold standard for disinfection across a wide range of commercial applications,” commented David A. Esposito, Chairman of the Board and interim CEO of Medizone International.  “As we execute on our global commercial plans for the AsepticSure system, we are pleased to announce that Dwayne Montgomery has joined our Board of Directors to help support our commercial strategy and business development initiatives.”

Mr. Montgomery brings a tremendous amount of global commercial experience as a senior executive in high growth segments of healthcare.  His accomplished career spans 25+ years and is documented with deep knowledge and success in medical device and biotech executive management.  His commercial expertise is backed with a proven track record of operational performance as well as business development success through mergers and acquisitions with both domestic and international organizations.

Mr. Montgomery has led companies through significant growth periods with varying size from large, mid-cap, and start-up ventures.  Most recently, Mr. Montgomery served as the President and Chief Executive Officer for Osiris Therapeutics, Inc., a market leading company focused in advancing regenerative medicine.  He was also a member of Osiris Therapeutics’ Board of Directors.  Most notable, Mr. Montgomery orchestrated Osiris Therapeutics’ strategic partnerships with both Arthrex and Stryker, leaders in their respective healthcare segments.  Mr. Montgomery graduated with a Bachelor of Science degree in chemistry from the University of North Alabama and attained a Masters of Business Administration from Belmont University.
Mr. Montgomery commented on joining the Board of Directors, I am extremely honored to be joining the Board of Directors for Medizone International as we execute on our growth plans.  I am impressed with this compelling and disruptive technology as well as its unique value-proposition.  The AsepticSure system has the potential to be a game-changing technology to address a significant unmet need in the market for more effective disinfection systems for hospitals, long term care facilities, and a number of applications beyond the healthcare marketplace. I look forward to being a very active member of the Board of Directors to support the team reaching our full commercial potential.”

This Press Release may contain certain forward looking statements that could involve substantial risks and uncertainties, including, but not limited to, the results of ongoing clinical studies, economic conditions, product and technology development, production efficiencies, product demand, competitive products, competitive environment, successful testing and government regulatory issues. Additional risks are identified in the company’s filings made with the Securities and Exchange Commission.

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